AMENDED AND RESTATED

SCHEDULE 1

to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Effective as of May 1, 2014

RS China Fund	1.10%
RS Emerging Markets Fund	1.00%
RS Emerging Markets Small Cap Fund*	1.25%
RS Floating Rate Fund	0.65%
RS Global Fund	0.80%
RS Global Natural Resources Fund	1.00%
RS Growth Fund	0.75%
RS High Income Municipal Bond Fund	0.50%
RS High Yield Fund	0.60%
RS International Fund	0.80%
RS Investment Quality Bond Fund	0.50%
RS Investors Fund	1.00%
RS Large Cap Alpha Fund	0.50%
RS Low Duration Bond Fund	0.45%
RS Mid Cap Growth Fund	0.85%
RS Partners Fund	1.00%
RS Select Growth Fund	1.00%
RS Small Cap Equity Fund	0.75%
RS Small Cap Growth Fund	0.95%
RS Strategic Income Fund	0.60%
RS Tax-Exempt Fund	0.50%
RS Technology Fund	1.00%
RS Value Fund	0.85%

*	The Agreement shall remain in effect with respect to the Fund for a period of two (2) years from January 27, 2014, unless sooner terminated in accordance with Paragraph 13 of the Agreement, and shall continue in effect from year to year thereafter in respect of the Fund so long as such continuation is approved at least annually in accordance with the terms of the Agreement.

RS INVESTMENT TRUST		RS INVESTMENT MANAGEMENT CO. LLC

By:	/s/ MATTHEW H. SCANLAN	By:	/s/ MATTHEW H. SCANLAN
Name: Title:	Matthew H. Scanlan President	Name: Title:	Matthew H. Scanlan Chief Executive Officer